Exhibit 99.3a Bank of America

Bank of America N.A.

555 South Flower Street

CA9-706-06-42

Los Angeles, CA 90071

www.bankamerica.com

ANNUAL STATEMENT AS TO COMPLIANCE

OFFICER'S CERTIFICATE

Re: Banc of America Commercial Mortgage, Inc.

Commercial Mortgage Pass-Through Certificates

Series 2003-1

In connection with the above-referenced transaction the undersigned officer, on behalf of Bank of America, N.A., hereby certifies that (i) a review of the activities, for the period ending December 31, 2003 and of its performance under the Sub-Servicing Agreement and the Pooling and Servicing Agreement dated as of April 1, 2003 have been made under my supervision, (ii) to the best of my knowledge, based on such review, Bank of America has fulfilled all of its obligations under the agreements in all material respects throughout the aforementioned period; and (iii) Bank of America has received no notice regarding qualification, or challenging the status, of any portion of the Trust fund as a REMIC for the Internal Revenue Service or any other governmental agency or body.

Bank of America, N.A.

Anita Roglich

Anita Roglich

Senior Vice President

Norma Catone

Norma Catone

Vice President

U S A